EXHIBIT 10.15

CONSULTING AGREEMENT

This Agreement is effective as of  the 1st of October, 2002 , by and between ULTRATECH STEPPER, INC., a Delaware Corporation (hereinafter “UTS”) and Ellery Buchanan (hereinafter “Consultant”).

The Consultant shall provide services to UTS and be compensated by UTS in accordance with the terms and conditions of this Agreement.  Now, Consultant and UTS agree as follows:

INDEPENDENT CONSULTANT STATUS

It is the express intention of the parties that Consultant is an independent contractor and not an employee, agent, joint venturer or partner of UTS.  Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between UTS and Consultant or any employee or agent of Consultant.  Both parties acknowledge that Consultant is not an employee for state or federal tax purposes.  Consultant shall retain the right to perform services for others during the term of this Agreement.

1.                                      Character and Extent of Service

(a)                                  Consultant shall diligently perform the services set forth in the attached Schedule (s) which are annexed to, and made part of this Agreement.

(b)                                 Consultant will determine the method, details, and means of performing the above-described services.  UTS shall have no right to, and shall not, control the manner or determine the method of accomplishing Consultant’s services.

(c)                                  Consultant may, at the Consultant’s own expense, employ such assistants as Consultant deems necessary to perform the services required of Consultant by this Agreement.  UTS may not control, direct, or supervise Consultant’s assistants or employees in the performance of those services.  Consultant assumes full and sole responsibility for the payment of all compensation and expenses of those assistants and for all state and federal income tax, unemployment insurance, Social Security, disability insurance and other applicable withholdings.

(d)                                 Consultant shall perform the services required by this Agreement at any place or location and at such times as Consultant shall determine.

(e)                                  Consultant represents that they possess the training, skills and expertise necessary to perform the consulting services required by this Agreement in a competent and professional manner.  Consultant shall follow UTS’s policies, if any in order to avoid being disruptive of UTS’s personnel,  systems, procedures and working environment.   Consultant agrees that they shall use their training, skills and expertise to professionally and timely satisfy the project and all subtasks and milestones thereof.

2.                                      Reports

(a)                                  Consultant shall furnish UTS with such written reports of the services performed hereunder as UTS shall reasonably require.

(b)                                 Any reports prepared and furnished by Consultant and UTS hereunder shall be the property of UTS, may be used by UTS without any additional charge and shall not be used by Consultant in the performance of services for any other client.

3.                                      Confidential Information

In addition to the terms in any separately executed non-disclosure or confidentiality agreement, the following clauses shall also apply with respect to Confidentiality:

(a)                                  “Confidential Information” shall also mean any information owned by UTS, or acquired during the course of performance of this Agreement including that information developed by Consultant during the course of performance of this Agreement.  Such information may include, by way of example:  computer programs and documentation; technical design, manufacturing and application information; customer information; financial information; personnel information; and new product developments and business plans.

(b)                                 Specifically, with regard to the work to be performed by the Consultant, the following is also designated “Confidential Information:”

N/A

(c)                                  Consultant acknowledges with respect to Confidential Information, Consultant’s relationship to UTS is fiduciary in nature, and that Confidential Information may be furnished, or otherwise made available to Consultant by UTS, or may be developed by Consultant incidental to the relationship of trust and confidence which by reason of the arrangement described herein exists between Consultant and UTS.  The disclosure of Confidential Information by UTS to Consultant or the acquisition or development of Confidential Information by Consultant shall not be deemed to impair its confidential nature.

(d)                                 The parties expressly agree that in order to protect its Confidential Information, UTS shall have the right to bring an action to enjoin the disclosure by Consultant of Confidential Information, it being acknowledged that a suit for monetary damages alone would be an inadequate remedy.

(e)                                  All originals and all copies of any scientific or technical data, specifications, reports, papers, articles, memoranda or any other kind of record obtained from UTS or prepared by Consultant for work performed in connection with this Agreement shall be and are the sole and exclusive property of UTS and shall be delivered to UTS on or before the expiration, or earlier termination, of the Period of Service.

4.                                      Intellectual Property

“Intellectual Property” shall include, but not be limited to specifications, ideas, know-how, drawings, patents, copyrights, mask works, Confidential Information and other rights of similar nature to the extent that such rights are created or made possible by Consultant individually or acting in concert with UTS and resulting from the consulting services provided to UTS. Consultant will promptly disclose in writing to UTS any Intellectual Property relating to the business of UTS made or conceived by Consultant, either alone or in conjunction with others, resulting from being retained by UTS.  Consultant hereby assigns to UTS all right, title and interest to any such Intellectual Property and agrees to do all things reasonably necessary to enable UTS to secure United States and foreign patents and any other rights relating to Intellectual Property, including the execution of a specific assignment of title of any Intellectual Property right to UTS.

5.                                      Competitive Activities

Consultant will not provide information from single client projects specifically prepared for UTS to competitors of UTS.

6.                                      Use of Other Party’s Name

Neither party will use the name of the other party for advertising or promotional purposes without prior written consent of such other party.  However, a party shall have the right to make known to third parties the terms of this Agreement for purposes of protecting or enforcing such party’s rights hereunder.

7.                                    Obligations of Consultant

(a)                                  Consultant will supply all tools and instruments required to perform the services under this Agreement.  Consultant is not required to purchase or rent any tools, equipment or services from UTS.

(b)                                 Consultant agrees to hold harmless and indemnify UTS for any and all claims arising out of any injury, disability, or death of Consultant, or of any of Consultant’s employees or agents.  Consultant shall indemnify and hold UTS harmless against any and all liability imposed or claimed, including attorney’s fees and other legal expenses, arising directly or indirectly from any act or failure of Consultant or Consultant’s assistants, employees or agents, including all claims relating to the injury or death of any person or damage to any property.  Consultant agrees not to file a Workers’ Compensation claim against UTS.

(c)                                  Consultant shall indemnify and hold UTS harmless for any Worker’s Compensation, “over-time” claims, tax liability claims,  or other claims brought or liabilities imposed against UTS by Consultant or any third party

(including governmental bodies or courts), whether relating to Consultant’s working visa status, or any other matters involving the acts or omissions of  Consultant.  Consultant represents that they and all of their employees are in compliance with all Immigration laws and shall indemnify and hold UTS harmless against violation thereof arising out of  this engagement.

(d)                                 Consultant agrees to warrant their work under this Agreement for not less than one year.  Should the Consultant’s work not meet the specifications outlined in the attached Schedule(s), at UTS’s option, Consultant shall either correct such deficiencies within 30 days of notification or refund an equitable amount of the fees paid.

(e)                                  As Consultant is not UTS’ employee, Consultant is responsible for paying all required state and federal taxes.  In particular:

•            UTS will not withhold FICA (Social Security) from Consultant’s payments;

•            UTS will not make state or federal unemployment insurance contributions on Consultant’s behalf and Consultant shall not file an unemployment claim against UTS;

•            UTS will not withhold state or federal income tax from payments to Consultant;

•            UTS will not make disability insurance contributions on behalf of Consultant;

•            UTS will not obtain workers’ compensation insurance on behalf of Consultant.

•            Upon request, Consultant must provide proof of payment of applicable taxes.

8.                                      Termination

(a)                                  This Agreement shall terminate automatically on the occurrence of any of the following events:

1.                                       Bankruptcy or insolvency of either party;

2.                                       Sale of the business of the Consultant

3.                                       Consultant’s termination of employment, death, or disability of its key employee(s).

(b)                                 Should Consultant default in the performance of this Agreement or materially breach any of its provisions, UTS, at UTS’ option, may terminate this Agreement by giving written notification to Consultant.  However, Consultant shall be provided fourteen calendar days to cure such breach before termination will take effect.

(c)                                  Should UTS default in the performance of this Agreement or materially breach any of its provisions, Consultant, at the Consultant’s option, may terminate this Agreement by giving written notice to UTS.  However, UTS shall be provided fourteen calendar days to cure such breach before termination will take effect.

(d)                                 Should changes in business circumstances result in UTS no longer requiring the services of Consultant, UTS shall have the right to terminate the Agreement at will with 30 days notice to Consultant.  The work schedule during this 30 day period and the associated payment must be mutually agreed upon in writing by both parties.   In no event shall such payment exceed the average of the previous monthly fees, nor the fees as defined in the applicable Schedule or Amendment.

(e)                                  UTS’s entire liability and obligation under this Agreement in the event of a termination of this Agreement shall not exceed payment for services actually performed up to, and including, the date of termination.

(f)                                    Should this Agreement terminate for any reason, the confidentiality obligations and the related agreements set forth herein shall not terminate.

9.                                      Assignment

This Agreement and any compensation payable hereunder to Consultant shall not be assignable by Consultant without the prior written consent of UTS.

10.                               Notices

All notices required or permitted under this Agreement shall be in writing and shall be deemed given when deposited with the United States Postal Service, postage prepaid, registered or certified, return receipt requested, and address as follows:

If to UTS:	If to Consultant:

Contracts Manager
Ultratech Stepper, Inc.	Ellery Buchanan
3050 Zanker Road	2907 Navidad Cove
San Jose, CA 95134	Austin, TX 78735

or to such address as either party may designate by notice hereunder to the other.

11.                               Severability

If any provision or part of a provision of this Agreement is finally declared to be invalid by any tribunal of competent jurisdiction, such part shall be deemed automatically adjusted, if possible, to conform to the requirements for validity; but, if such adjustment is not possible, it shall be deemed deleted from this Agreement as though it had never been included herein.  In either case, the balance of any such provision and of this Agreement shall remain in full force and effect.

12.                               Survival

The expiration or earlier termination of the Period of Service shall not relieve the parties of any obligations under this Agreement except Consultant’s obligation to perform further services for UTS, and UTS’ obligation to pay for any such further services.  All of the parties’ other obligations under this Agreement shall survive such expiration or earlier termination of the Period of Service.

13.                             General Provisions

(a)                                  The Non-disclosure Agreement dated October 1, 2002  and any Schedules referencing this Agreement are hereby made part of this Agreement.  This Agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to the rendering of services by Consultant for UTS and contains all the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.  Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

(b)                                 Any controversy or claim arising out of this Agreement shall be settled by binding arbitration in accordance with the expedited Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

(c)                                  If any action at law or in equity, including arbitration or an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, which may be set by the arbitrator or court in the same action or in a separate action brought for that purpose, in addition to any other relief to which that party may be entitled.

(d)                                 This Agreement will be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

	/s/ Ellery Buchanan		Ultratech Stepper, Inc.

By:		By:

Title:		Title:	Director, Human Resources

Printed Name:		Name:	/s/ Heidi Ordwein

Date:		Date:

SCHEDULE No. 1 TO CONSULTING AGREEMENT - CONTROL NO. 294

This Schedule (“Schedule”) is effective as of October 1, 2002 and hereby amends the Consulting Agreement  (“Agreement”) by and between Ultratech Stepper, Inc. (hereinafter “UTS”) and Ellery Buchanan hereinafter (“Consultant”) dated October 1, 2002 to include the following terms:

1.                                      Exhibit A - Services to be Performed

Consultant shall diligently perform the services set forth in Exhibit A  which is annexed to, and made part of this Schedule.

2.                                      Period of Service

The service to be performed by Consultant hereunder shall commence on October 1, 2002 and shall be completed as of October 1, 2003.  That period together with any extensions agreed to in writing by UTS is hereinafter referred to as the “Period of Service”.

3.                                      Fee/Expenses

(a)                                  UTS shall pay the Consultant  at a rate of $  125.00 per hour multiplied by the actual number of hours authorized and worked which will in no event exceed $ 60,000.00, for rendering and completing services under this Agreement .  Such authorization shall be at the sole discretion of UTS.  When performing work in accordance with this Agreement, Consultant will not work more than 8 hours per day or 40 hours per week.  Invoices that exceed 8 hours per day or 40 hours per month will not be approved nor paid.   Consultant shall submit invoices no more often than monthly.  Payment shall be due net 30 days from the date of invoice.

(b)                                 Any travel or lodging arrangements required by Consultant in connection with Consultant’s assignment with UTS, and to be reimbursed by UTS, must have UTS’s prior approval and must be arranged by UTS’s travel agent, Antelope Travel  (408) 325-6153.  Consultant must provide Antelope Travel with a credit card number to be used for prepaying travel costs.  Consultant must then submit Antelope Travel’ s expenses to UTS in order to be reimbursed.  No airline, rental car or hotel expenses shall be paid by UTS unless arranged through Antelope Travel.

(c)                                  Consultant shall be responsible for all indirect costs and expenses incident to the performance of services for UTS, including, but not limited to, all costs of equipment provided by Consultant, all fees, fines, licenses, bonds or taxes required of or imposed against Consultant and all other of Consultant’s costs of doing business.  UTS shall be responsible for no indirect expenses incurred by Consultant in performing services for UTS.

Additionally, consultant represents that it is an independent contractor and not an employee, agent, joint venturer or partner of UTS.

IN WITNESS WHEREOF, the parties have executed this Schedule and amended the Agreement as of the effective date of this Schedule.

	/s/ Ellery Buchanan		Ultratech Stepper, Inc.

By:		By:

Title:		Title:	Director, Human Resources

Printed Name:		Name:	s/s Heidi Ordwein

Date:		Date: